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Exhibit 99.1

FOR IMMEDIATE RELEASE

Investor Relations	Contact
Don Weinberger	Leah Berkovits
Wolfe Axelrod Weinberger Associates	Bio-Technology General Corp.
212-370-4500	732-632-8800

BIO-TECHNOLOGY GENERAL CORP. REPORTS 2002 SECOND QUARTER
AND SIX-MONTH EARNINGS RESULTS

        ISELIN, N.J.—August 2, 2002—Bio-Technology General Corp. (NASDAQ:BTGC) today announced earnings results for the three and six months ended June 30, 2002.

        As previously reported, on May 8, 2002, BTG appointed KPMG LLP as its auditors, replacing Arthur Andersen LLP.

        In July 2002, KPMG made the following observations relating to capitalized and compensation costs in prior periods through March 31, 2002.

        Beginning in 1999, with the approval of Arthur Andersen, its auditors at the time, BTG capitalized the costs associated with establishing alternate manufacturing sources for its approved drug, Oxandrin® and for a new Oxandrin tablet formulation. These costs consist of third party process work, testing, and materials totaling $3,118,000 in the period 1999 through 2001. For 2002, these costs are reflected in expenses for the six months ended June 30, 2002. KPMG has taken the position that the capitalized costs should have been expensed when incurred rather than capitalized.

        Based on discussions with KPMG, the Company has also determined that, in accordance with Accounting Principles Board Opinion No. 25, and Statement of Financial Accounting Standards No. 123 and related interpretations, modifications of the period of vesting and exercisability of certain stock option awards to certain employees made in connection with the termination of their employment should have resulted in the recognition of compensation expense. In its previously filed financial statements, the Company did not recognize compensation expense for such items. The Company estimates that the expense to be recognized totals $2.9 million during the years 1999 through 2001. No such compensation expenses are anticipated in 2002.

        The Company has decided to restate its financial statements for these matters for the years 1999 through 2001. The Company plans to engage KPMG to perform the re-audits. As of July 31, 2002, Arthur Andersen is no longer available to perform audits.

        On a restated, fully diluted basis, the unaudited EPS for 1999, 2000 and 2001, including the effect of savings of income taxes related to the restatement, is presently estimated to be the following:

	1999	(a)2000	2001
As reported	$0.26	$0.28	$(0.53)
Restated	$0.24	$0.23	$(0.56)
Amount capitalized(b)	$462	$1,598	$1,058
Compensation expense(b)	$305	$1,693	$930
Amount capitalized and comp expense as a percentage of total expenses	1.1	4.9	1.5

(a)
before effect of change in accounting principle which reduced EPS by $0.14
(b)
in thousands

        These estimates have not been audited or reviewed. Although the Company is not presently aware of any matters that could give rise to changes to these estimates, it is possible that the re-audits may result in additional changes to the financial statements for 1999, 2000 and 2001.

Comparison of three and six months ended June 30, 2002 with the same periods in 2001

        Results for both 2001 and 2002 periods are unaudited and have not been reviewed, and results for the 2001 periods are presented on a restated basis, based on Company estimates.

        All earnings-per-share amounts in the text of this news release represent diluted earnings per share as defined under Statement of Financial Accounting Standards No. 128, "Earnings per Share."

        Pro forma results for the three and six months ended June 30, 2001 exclude the effect of the amortization of negative goodwill resulting from the acquisition of Myelos, which reduced general and administrative expense by approximately $1.0 million. Pro forma results for the six months ended June 30, 2001 exclude the effect of the write-off of approximately $46.0 million of in-process research and development resulting from the acquisition of Myelos.

Three months ended June 30, 2002

  •
  Earnings per share for the second quarter of 2002 was four cents, compared to ten cents (nine cents on a pro forma basis) for the second quarter of 2001. The earnings for 2002 include the effect of the recognition of losses on the write-down of investments in the amount of two cents per share.

  •
  Net income for the second quarter of 2002 was $2.2 million, compared to $6.1 million ($5.1 million on a pro forma basis, excluding the effect of the amortization of goodwill resulting from the acquisition of Myelos) for the second quarter of 2001.

  •
  Total revenues for the second quarter of 2002 were $25.0 million, compared to $26.6 million for the second quarter of 2001.

  •
  Product sales for the second quarter of 2002 of $23.2 million consisted of $12.3 million of Oxandrin, $7.9 million of human growth hormone, $1.8 million of BioLon™, and $1.0 million of Delatestryl®, with the balance from other products. Product sales for the comparable period of 2001 were $25.3 million and consisted of $17.9 million of Oxandrin, $5.5 million of human growth hormone, and $1.9 million of BioLon.

  •
  Expenses for the second quarter of 2002 were $20.9 million, compared to $19.6 million for the second quarter of 2001 ($20.6 million on a pro forma basis), and reflect increases in marketing and sales expense, in accordance with earlier guidance, and in other expenses, consisting mainly of interest and finance expense. Cost of product sales was lower than in the comparable 2001 period due to lower volume of sales. Cost of product sales as a percentage of product sales remained steady at approximately 15% compared to the 2001 period.

  •
  Investment loss was $0.6 million, compared to investment income of $1.6 million for the 2001 quarter, due to lower prevailing yields in 2002 and the recognition of losses in the amount of $1.4 million on investments in WorldCom securities and mutual funds, partially offset by investment income of $0.8 million.

  •
  The Company had cash, cash equivalents and short-term investments of $119 million at June 30, 2002.

Six months ended June 30, 2002

  •
  Earnings per share for the six months ended June 30, 2002, including the effect of the write-off of losses on investments amounting to two cents, was five cents, compared to a loss of fifty-four cents (earnings of twenty-five cents on a pro forma basis) for the six months ended June 30, 2001.

  •
  Net income for the six months ended June 30, 2002 was $3.0 million, compared to a net loss of $30.4 million (net income of $14.1 million on a pro forma basis, excluding the effect of the amortization of negative goodwill and the write-off of in-process research and development acquired, resulting from the acquisition of Myelos) for the six months ended June 30, 2001.

  •
  Total revenues for the six months ended June 30, 2002 were $45.7 million, compared to $57.9 million for the six months ended June 30, 2001.

  •
  Product sales for the six months ended June 30, 2002 of $42.1 million consisted of $21.9 million of Oxandrin, $9.2 million of human growth hormone, $7.2 million of Delatestryl, and $3.4 million of BioLon, with the balance from other products. Human growth hormone sales for the period included an initial purchase by Teva for its planned U.S. launch of Tev-Tropin™. The launch is on hold pending the resolution of litigation with Novo. Product sales for the comparable period of 2001 were $55.2 million and consisted of $34.6 million of Oxandrin, $11.1 million of human growth hormone, $5.1 million of Delatestryl, and $4.1 million of BioLon, with the balance from other products.

  •
  Expenses for the six months ended June 30, 2002 were $41.3 million, compared to $85.4 million ($40.8 million on a pro forma basis) for the 2001 period. In accordance with earlier guidance, research and development expense increased in the 2002 period. Cost of product sales was lower than in the comparable 2001 period due to lower volume of sales. Cost of product sales as a percentage of product sales remained steady at approximately 16% compared to the 2001 period.

  •
  Investment income for the 2002 six-month period was $0.4 million, compared to $4.1 million in the 2001 period, due to lower yields in 2002 and the effect of losses in the amount of $1.4 million on investments in WorldCom securities and mutual funds.

Oxandrin

        In the three and six months ended June 30, 2002, Oxandrin prescriptions increased by 15% and 10%, respectively, over the comparable periods of 2001, reflecting success in BTG's sales efforts, supplemented by the Ross initiative in the long-term care sector. Prescription growth from the first quarter to the second quarter of this year was 16%. BTG's Oxandrin prescriptions in April, May and June of this year each reached a new record high. The Ross long-term care prescriptions for the same months represented the three highest prescription months in their sector. Based on the latest available data, sales of Oxandrin from wholesalers to end users, a useful measure of demand for the product, increased 10% in the first five months of 2002 compared to the same period of 2001.

        In the three and six months ended June 30, 2002, sales of Oxandrin to Accredo (formerly Gentiva) were $12.6 million and $21.8 million, respectively. In the three and six months ended June 30, 2001, sales of Oxandrin to Accredo were $17.9 million and $34.6 million, respectively. However, in the three and six months ended June 30, 2001, Accredo's purchases of Oxandrin reflected the impact of wholesaler purchases from Accredo that were based on the wholesaler estimates of growth in end user demand for Oxandrin (following its launch by the Ross Products Division of Abbott in the long-term-care setting), as well as purchases of Oxandrin early in 2001 by certain wholesalers in anticipation of a price increase. As a result, approximately 73% of BTG's Oxandrin sales for 2001 were realized in the first half of 2001, impacting sales, revenues and quarterly earnings throughout 2001, and resulting in a less favorable comparison between the three and six months ended June 30, 2002 and the corresponding 2001 periods.

        The Company believes that the encouraging growth in Oxandrin prescriptions in the past quarter and the growth in end user demand is a direct result of the initiatives implemented to stimulate Oxandrin prescription growth, which had flattened in the latter part of 2001. These initiatives include a 20% increase in the size of the BTG field organization and stepping up call frequency. Additionally, Ross continued to implement measures to increase the call frequency of its field force.

        In commenting on the results, Sim Fass, Chairman and Chief Executive Officer of the Company, stated: "Our previously noted objective to record quarter to quarter growth is being achieved. We are particularly encouraged by the 16% growth in Oxandrin prescriptions from the first to the second quarter of this year, which we believe is the result of our heightened investment in marketing and sales. We are also pleased with the 10% growth in end user sales of Oxandrin in the first five months of 2002 compared to the first five months of 2001. As we remain committed to doing whatever is necessary to more fully recognize the potential of Oxandrin and our other commercial products, we also continue to focus on advancing the development of our proprietary pipeline product opportunities."

2002 Earnings Guidance

        For the balance of 2002, the Company anticipates continued growth in product sales, revenues, and EPS by comparison with the first six months of this year. Growth in sales of Oxandrin is expected to be partially offset by a lower level of human growth hormone sales in 2002 as compared to 2001, despite an increasing market share in Japan, due in part to industry-wide pricing pressures in Japan by the Japanese Ministry of Health and Welfare, as well as the delay in Teva's launch of human growth hormone in the United States. BTG's revenues from Delatestryl sales in the first six months of 2002 equaled those of full year 2001 and are expected to exceed them in 2002. Royalty revenues may fall below their 2001 level due to generic competition for Mircette®.

        As previously announced, the Company projects increases in expenses in 2002 compared to 2001 due to incremental investment in marketing and sales and research and development activities. There will be no material impact on 2002 EPS related to the expensing of previously capitalized Oxandrin alternate manufacturing sources project or compensation costs. However, based on the accounting treatment of development costs associated with certain third-party manufacturing projects, which in the future will be expensed as incurred rather than capitalized, the Company anticipates additional development expense in 2002. As well, the delay in the introduction of Tev-Tropin due the injunction and the planned introduction of a new Oxandrin tablet later this year than previously anticipated, will have an impact on anticipated revenues in 2002.

        Based on these factors, and taking into account the two-cent effect of the recognition of losses on investments in the first six months of 2002, the Company's EPS for 2002 is currently projected to be in the range of fifteen to twenty cents.

Second Quarter 2002 Events

  •
  In May, Christopher Clement joined BTG as President and Chief Operating Officer. His career in the biopharmaceutical industry spans more than 20 years and includes broad executive experience in marketing and sales, strategic and product planning, business development, and general management. Immediately prior to joining BTG, he was Chairman and Chief Executive Officer of Epicyte, a California company. He also held numerous senior positions at Ares-Serono Group and Searle Pharmaceuticals.

  •
  On May 21, 2002, preliminary data from an ongoing open label study of oxandrolone (Oxandrin) in cancer patients with involuntary weight loss was presented at the 38th Annual Meeting of the American Society of Clinical Oncology, in Orlando, Florida, by lead investigator, Jamie H. Von Roenn, MD, Professor of Medicine, Division of Hematology/Oncology at Northwestern University, Chicago. In addition, these data were presented in Boston on June 26, 2002 at the 14th International Symposium of The Multinational Association of Supportive Care in Cancer during a session on cachexia (disease-related weight loss) chaired by Charles Loprinzi, M.D., and Aminah Jatoi, M.D., both of the Mayo Clinic. The study, underway at 17 sites nationally, was closed for the last patient June 30. Final analysis of data on 139 patients who were losing weight at study entry will be completed in early fall 2002.

  •
  On June 22, 2002, results of a study of oxandrolone (Oxandrin) were presented at ENDO 2002, the 84th Annual Meeting of the National Endocrine Society, in San Francisco. Founded in 1916, The Endocrine Society is the world's oldest, largest, and most active organization devoted to research on hormones and the clinical practice of endocrinology, with membership of over 10,000 in more than 80 countries. Androgen use, including testosterone and testosterone derivatives (e.g., Oxandrin), was the basis of several presentations and symposia at the meeting addressing effects on muscle mass and function in aging. The BTG study in elderly men has been completed. Data from the study will be submitted to the FDA to supplement current Oxandrin labeling.

  •
  The Company initiated a Phase I clinical safety study of Puricase™ in the first quarter of this year, as planned. While a dose-dependent reduction in serum uric acid levels was noted—a very encouraging early observation of the drug's effectiveness—topical hypersensitivity reactions in some individuals participating in the study were also observed. As a result, the Company is evaluating how best to proceed in order to minimize these reactions.

  •
  Numerous in vitro studies with BTG-271, an anti-leukemia monoclonal antibody, have been completed, including studies on a variety of leukemia cell types. A series of in vivo studies is underway in animal models utilizing human acute myeloid leukemia cells and BTG-271. This work is anticipated to continue for the next several months.

  •
  Novo's motion for a preliminary injunction prohibiting the sale in the United States of Tev-Tropin, BTG's human growth hormone, was granted by the US District Court for the District of Delaware, delaying the product's launch by Teva. BTG and Teva have filed an appeal and are seeking expedited review in the US Court of Appeals for the Federal Circuit. As a result, there will be an impact on projected revenues for 2002, as Teva had originally planned to launch the product in mid-2002.

  •
  Though hostilities could affect the Company's Israeli operations, there has been no work interruption to date. Management continues to monitor the situation and contingency plans are being developed.

Upcoming Events

  •
  The Company anticipates the introduction late this year of a new Oxandrin tablet that should reduce the number of tablets patients will need to take daily, thereby enhancing compliance and efficacy and positively impacting sales.

  •
  Results of an open label study of Oxandrin in involuntary weight loss in patients with chronic obstructive pulmonary disease have been accepted for publication by "Chest."

  •
  The Company continues to evaluate options and prepare for an anticipated launch of Oxandrin for cancer-related involuntary weight loss.

  •
  Initiation of a Phase II clinical safety and dose-ranging study of Prosaptide™ in HIV neuropathic pain is scheduled for later this year.

        Bio-Technology General Corp., a leading biopharmaceutical company, develops, manufactures and markets genetically engineered and other products for human health care. BTG's products are marketed worldwide. Products sold in the United States are Oxandrin® (oxandrolone, USP), marketed by BTG and by the Ross Products Division of Abbott Laboratories under a co-marketing agreement, Delatestryl® (testosterone enanthate), marketed by BTG, Mircette® (oral contraceptive), marketed by Organon, Inc., and BioLon™ (sodium hyaluronate), marketed by Akorn, Inc. Products sold internationally are Bio-Tropin™ (recombinant human growth hormone), BioLon™ (sodium hyaluronate), Bio-Hep-B™(hepatitis B vaccine), and Silkis® (vitamin D derivative). BTG's news releases and other information are available on the Company's website at www.btgc.com.

        BTG will be offering a live webcast discussion of the earnings and the Company's business for the quarter, hosted by Sim Fass, Chairman and CEO, on Friday, August 2, 2002, at 10:00 a.m. ET. The webcast can be accessed at www.btgc.com, and will be archived through August 9, 2002.

        An audio replay will also be available from August 2, 2002 after 12:00 p.m. ET through August 9, 2002 and can be accessed by dialing 800-428-6051 (in the U.S.) or 973-709-2089 (outside the U.S.); passcode number is 254492.

#####

        Statements in this news release concerning the Company's business outlook or future economic performance, anticipated profitability, revenues, expenses or other financial items; and statements concerning assumptions made or expectations as to any future events, conditions, performance or other matters, are "forward-looking statements" as that term is defined under the Federal Securities Laws. Forward-looking statements are subject to risks, uncertainties and other factors that could cause actual results to differ materially from those stated in such statements. Such risks, uncertainties and factors include, but are not limited to, changes and delays in product development plans and schedules, customer acceptance of new products, changes in pricing or other actions by competitors, patents owned by the Company and its competitors, and general economic conditions, as well as other risks detailed in the Company's filings with the Securities and Exchange Commission.

CONSOLIDATED STATEMENTS OF OPERATIONS
(unaudited and not reviewed)
(in thousands except per share data)

	Three Months Ended June 30,
	2002	2001(a)	2001(a),(b)
		Historical	Pro forma
Revenues:
Product sales	$23,205	$25,303	$25,303
Contract fees	289	290	290
Royalties	1,145	850	850
Other	336	187	187

Total revenues	24,975	26,630	26,630

Expenses:
Research and development(1)	8,155	8,304	8,304
Cost of product sales	3,489	3,819	3,819
General and administrative	3,566	2,641	3,674
Marketing and sales	4,816	4,557	4,557
Other	854	265	265

Total expenses	20,880	19,586	20,619

	4,095	7,044	6,011
Investment (loss) income, net	(570)	1,577	1,577

Income before income taxes	3,525	8,621	7,588
Income taxes(2)	1,331	2,479	2,479

Net income	$2,194	$6,142	$5,109

Earning per common share:
Basic	$0.04	$0.11	$0.09

Diluted (3)	$0.04	$0.10	$0.09

Weighted average number of common and common equivalent shares:
Basic:	58,403	57,388	57,388

Diluted:	58,498	58,899	58,899

(1) As reported		$7,185	$7,185
Adjustments		744	744
		375	375

		$8,304	$8,304

(2) As reported		$2,747	$2,747
Adjustment		(268)	(268)

		$2,479	$2,479

(3) As reported		$0.12	$0.10
Adjustment		(0.02)	(0.01)

		$0.10	$0.09

(a)
Investment income (loss) has been reclassified from revenue to conform to 2002 presentation.

(b)
Excludes the effect of the amortization of negative goodwill resulting from the Myelos acquisition.

CONSOLIDATED STATEMENTS OF OPERATIONS
(unaudited and not reviewed)
(in thousands except per share data)

	Six Months Ended June 30,
	2002	2001(a)	2001(a),(b)
		Historical	Pro forma
Revenues:
Product sales	$42,143	$55,190	$55,190
Contract fees	728	576	576
Royalties	2,161	1,693	1,693
Other	666	411	411

Total revenues	45,698	57,870	57,870

Expenses:
Research and development (1)	17,037	14,700	14,700
Cost of product sales	6,660	8,958	8,958
General and administrative	6,791	5,918	6,951
Marketing and sales	9,265	9,298	9,298
Other	1,544	928	928
Write-off of purchased in-process research and development acquired	—	45,600	—

Total expenses	41,297	85,402	40,835

	4,401	(27,532)	17,035
Investment income, net	365	4,073	4,073

Income (loss) before income taxes	4,766	(23,459)	21,108
Income taxes (2)	1,746	6,966	6,966

Net income (loss)	$3,020	$(30,425)	$14,142

Earning (loss) per common share:
Basic	$0.05	$(0.54)	$0.25

Diluted (3)	$0.05	$(0.54)	$0.25

Weighted average number of common and common equivalent shares:
Basic:	58,354	56,250	56,250

Diluted:	58,573	56,250	57,375

(1) As reported		$13,115	$13,115
Adjustment		821	821
		764	764

		$14,700	$14,700

(2) As reported		$7,262	$7,262
Adjustment		(296)	(296)

		$6,966	$6,966

(3) As reported		$(0.52)	$0.27
Adjustment		(0.02)	(0.02)

		$(0.54)	$0.25

(a)
Investment income has been reclassified from revenue to conform to 2002 presentation.

(b)
Excludes the effect of the amortization of negative goodwill and the write-off of in-process research and development acquired, resulting from the acquisition of Myelos.

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BIO-TECHNOLOGY GENERAL CORP. REPORTS 2002 SECOND QUARTER AND SIX-MONTH EARNINGS RESULTS
CONSOLIDATED STATEMENTS OF OPERATIONS (unaudited and not reviewed) (in thousands except per share data)
CONSOLIDATED STATEMENTS OF OPERATIONS (unaudited and not reviewed) (in thousands except per share data)